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                                                                  EXHIBIT 10.14

                          [KAUFMAN-BROAD LETTERHEAD]

June 7, 1994

Michael F. Henn
527 East Palm Drive
Glendora, CA 91741

Dear Mike:

I am pleased to confirm the following offer for you to join Kaufman and Broad Home Corporation.

Title/Position: Senior Vice President, Chief Financial Officer - Kaufman and Broad Home Corporation.

Start Date:  July 11, 1994.

Base Salary:  $300,000 per annum payable semi-monthly.

Auto Allowance:  $500 per month and gasoline credit card for business use.

Auto Insurance: Up to $1,000 reimbursement per year for your primary business vehicle.

Fiscal Year 1994 Incentive Compensation: For fiscal year 1994 (ending November 30, 1994), you will receive an Incentive Award of $150,000. Receipt of any Incentive Award is contingent upon your continuous employment through the payment date (normally occurring the following January).

Fiscal Year 1995 Incentive Compensation: You will be a participant in the Corporate Incentive Compensation pool. This pool is created by 3.5% of the pre-tax profit of Kaufman and Broad. Your share of the Incentive Compensation pool for fiscal year 1995, ending November 30, 1995, will be 5%. (This formula can be altered at the discretion of the Board's Compensation Committee, but will remain constant in its intent at providing similar compensation.) In addition, for fiscal year 1995, you will be eligible for a Discretionary Incentive Award based on the degree of success achieved in meeting specific mutually agreed upon goals. Your award will range from 0-to-25% of your base salary. Your individual performance shall be judged based on annual performance achievements and is the sole discretion of company management. Receipt of any Incentive Award is contingent upon your continuous employment through the payment date (normally occurring the following January).


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Performance Share Plan and Stock Options: I will recommend to the Personnel,
Compensation and Stock Plan Committee of the Board of Directors at its next meeting after your effective date of employment that you be promptly granted 10,000 units of our Performance Share Plan. This is a new Plan which has been instituted to provide a tangible, performance-driven stake in the long term success of our Company. This Plan, which is further explained in the attached Plan overview, was created to directly link executive performance and reward with shareholder value creation.

The 10,000 units that will be granted under this plan is a target number which corresponds to 100% Plan achievement. Based on the performance factors of the Plan, the final payout can range from 0 to 150% of the target number. If we maximize our results and the stock price reaches $45.00 per share at the end of the performance period (three years), the value of your award would be $675,000. We believe the Performance Share Plan rewards our senior management for superior performance as a team.

In addition, the Committee will also be asked to approve the prompt grant of 20,000 options under our 1988 Employee Stock Plan. Market value will be determined on the date of grant. It is the Company's policy, although not a commitment, to grant stock options each year to our Senior Officers. In your role as Senior Vice President, Chief Financial Officer, you would be a member of the Senior Management Committee. This committee is comprised of the Chief Financial Officer, the Executive Vice Presidents of United States and European Operations, the Senior Vice President of Real Estate and myself and therefore, you would be considered at the highest level when these grants are determined.

Executive Benefits Program:

- -        Executive Medical Coverage

         -    Plan pays 100% of "Covered" Medical Expenses.

              Participants pay $400 deductible per calendar year or $800 per family per year for out-of-network charges (Non-PPO usage only). Individuals and family members who are covered and use the PPO Alliance Network will only need to meet the $200/$400 deductible annually. In addition the participant pays the separate one calendar year $100 deductible for hospital stays. Contributions for employee and Dependent coverage apply.

         - The Executive Medical Plan does not include coverage of dental expenses at 100%. "Preventive care", i.e., cleaning and x-rays are normally paid at 80%, "Major work", i.e., crowns at 50%.

- -        Executive Financial and Tax Planning Service

         - The purpose of the plan is to assist in maximizing the opportunity to build a personal estate, define and implement personal financial planning objectives and assist with the annual tax planning and return preparation.

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         -    During the first year ONLY of participation in the Executive
              Benefits Program, participants will be allowed up to $5,500 in reimbursed expenses for financial/estate planning through the consulting firm of their choice.

         - A maximum of $1,250 is reimbursable for tax consulting and return preparation each year.

         - $1,500 reimbursement is available for audit research and preparation.

- -        Executive Life Insurance

         You are covered under the executive life insurance plan in the amount of $600,000.

         The Company's employee benefits program to include Executive Benefits is subject to future changes at the discretion of Company management.

Executive Commitment:

a. During the performance of your duties on behalf of the Company, you will receive and be entrusted with certain confidential and/or secret information of a proprietary nature. You agree not to disclose or use, during your employment or anytime thereafter, any such information which is not otherwise publicly available.

b. Accordingly, you will not make any public statements concerning Kaufman and Broad Home Corporation or any of their affiliates or subsidiaries regarding your employment, unless previously approved by the Company.

c. You agree that in the event of your termination, you will not for a period of one year thereafter employ nor seek to employ any person employed by Kaufman and Broad Home Corporation or any of their affiliates or subsidiaries.

d. You agree that during the term of your employment you will not engage, as owner, part owner, stockholder (other than passive), director, joint venturer, or otherwise, in any business competitive with Kaufman and Broad Home Corporation or any of their affiliates or subsidiaries. Nothing in this paragraph d. shall prevent you from obtaining normal employment (after the termination of your employment with the Company), in general industry, or housing industry as long as you comply with the provisions of this letter.

Employment at Will; Termination: Nothing in this letter shall be construed as an employment contract obligating the Company (expressly or implicitly) to employ you for any specified period of time. Either party has the right to terminate the employment relationship at any time with or without cause. If the Company should terminate your employment for reasons other than cause at any time prior to December 1, 1995, the Company will pay, in twelve equal monthly payments, (commencing the day of termination), a sum equal to your base compensation plus the greater of your pro-rated year-to-date bonus in the current fiscal year or $150,000.

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Limitation: The compensation described in the preceding paragraphs represents our entire obligation to you during the term of your employment. Kaufman and Broad shall have no obligation to pay any compensation (in any form or any kind) to you in excess of the above described compensation unless our Human Resources Department has verified such increased compensation and processed a personnel change notice reflecting such increase.

Employment References: This offer of employment is extended to you contingent upon satisfactory references.

Citizenship Documentation: The Federal Immigration Control and Reform Act of 1986 requires all employers to verify that employees hired since November 6, 1986 have the legal right to work in the United States. Accordingly, we ask that on your first day you bring with you documentation to prove this. A list of acceptable documentation is attached.

Entire Agreement: This letter together with the documents referenced herein contain all of the agreements and understandings regarding your employment and the obligations of Kaufman and Broad in connection with employment. Kaufman and Broad has not made, nor are you relying upon any oral or written promises or statements made by Kaufman and Broad or any agent of Kaufman and Broad except as expressly set forth herein. This letter supersedes any and all prior agreements and understandings between you and Kaufman and Broad and alone expresses the agreement of the parties. This letter containing all of the agreements and understandings regarding your employment cannot be amended other than in writing by Kaufman and Broad.

Mike, I am very happy to confirm this offer and I am sure you will make outstanding contributions to the Kaufman and Broad team. Please sign and return this letter to my attention in the enclosed Federal Express envelope.

Sincerely,                                  Agreed to and Acknowledged by:

/s/ Bruce E. Karatz
- -----------------------                     /s/ Michael F. Henn
Bruce E. Karatz                             --------------------
Chairman and                                Michael F. Henn
Chief Executive Officer
                                            6/15/94
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                                            Date